OSHKOSH CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVE OFFICERS

Amended and Restated Effective May 4, 2026

TABLE OF CONTENTS

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Section 9.8. Governing Law; Limitation on Actions; Dispute Resolution	20
Appendix 1	23

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ARTICLE 1.
PURPOSE AND HISTORY

Section 1.1. Purpose. Oshkosh Corporation (the “Company”) established the Deferred Compensation Plan for Directors and Executive Officers (the “Plan”) effective May 19, 1997, to provide certain eligible executive officers and nonemployee members of the Board of Directors of the Company and its Affiliates a means to defer income until separation from service with the Company or death.

Section 1.2. History. The Plan is amended and restated herein, effective May 4, 2026, to limit the Share Unit Account as an investment option for deferrals of cash compensation and to eliminate references to the pre-2005 accounts, which have all been distributed, and to reflect other administrative changes or clarifications. The Plan was most recently amended and restated, effective as of January 1, 2005, primarily to conform the Plan to the requirements of Internal Revenue Code Section 409A, enacted as part of the American Jobs Creation Act of 2004, and to facilitate certain Share-based Deferrals.

Section 1.3. Plan Status. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and is intended to comply with the provisions of Code Section 409A, and any regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent. The Committee reserves the right to amend the Plan to the full extent necessary to comply with guidance issued under Code Section 409A without the consent or mutual agreement of the Participants.

Section 1.4. Special Transition Rule. With respect to deferred compensation amounts under the Plan that are subject to Code Section 409A, payment method elections may be made or revised on or before December 31, 2008, with respect to the form of payment of such amounts. Such election will not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3) provided the election is made and filed with the Administrator on or before December 31, 2008. Any election made pursuant to this Section is applicable only to amounts that are not otherwise payable in the year in which the election is made.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth in Article 2, and where the meaning is intended, the initial letter of the word is capitalized.

Section 2.2. “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

Section 2.3. “Act” means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

Section 2.4. “Administrator” means the Executive Vice President, Corporate Administration, or such Vice President’s delegate.

Section 2.5. “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c). JLG Industries, Inc. is an Affiliate effective December 6, 2006.

Section 2.6. “Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 6.4.

Section 2.7. “Board” means the Board of Directors of Oshkosh Corporation.

Section 2.8. “Change in Control” has the meaning assigned to this term in Section 8.2.

Section 2.9. “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

Section 2.10. “Committee” means the Human Resources Committee of the Board, which shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Section 2.11. “Company” means Oshkosh Corporation, and its successors as provided in Section 9.7.

Section 2.12. “Deferral” means the amount credited, in accordance with a Participant’s election or as required by the Plan, to the Participant’s Account under the Plan in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:

(a) “Salary Deferral” means a deferral of all or a portion of a Participant’s base salary paid by the Company or an Affiliate, before reduction for deferred compensation amounts, but exclusive of incentive or bonus compensation, special fees or awards, allowances or amounts designated by the Company as payments toward or for reimbursement for expenses. Elections to defer base salary are required to be made on a calendar year basis.

(b) “Retainer Fee Deferral” means a deferral of all or a portion of Retainer Fees by a nonemployee member of the Board. Elections to defer Retainer Fees are required to be made on a calendar year basis.

(c) “Annual Bonus Deferral” means a deferral of all or a portion of a Participant’s award under an annual bonus plan maintained by the Company or an Affiliate. Annual bonus awards are determined on a fiscal year basis by the Company and are payable after the close of the fiscal year. Annual bonus awards may be performance-based awards. Elections to defer annual bonus awards are made on a fiscal year basis, including, where applicable, the special election timing rules applicable to performance-based awards.

(d) “Long-Term Incentive Deferral” means a deferral of all or a portion of an employee Participant’s cash or Share-based award under a multi-year incentive plan maintained by the Company or an Affiliate. Share-based awards include, for this purpose, restricted stock, restricted stock units, performance shares, and performance units. Elections to defer such long-term incentive awards are generally made on a fiscal year basis.

(e) “Nonemployee Director Long-Term Incentive Deferral” means a deferral by a nonemployee director of such director’s receipt of a Share-based long-term incentive award under an equity incentive plan maintained by the Company. Share-based long-term incentive awards include, for this purpose, restricted stock, restricted stock units, performance shares, and performance units. Elections to defer receipt of such Share-based awards are made prior to the first day of the calendar year in which such Share-based awards are granted, or if applicable, pursuant to the special election timing rules applicable to the award of certain forfeitable rights.

Section 2.13. “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

Section 2.14. “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

Section 2.15. “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price on the New York Stock Exchange on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

Section 2.16. “Fixed Income Investment Option” means a hypothetical fixed income fund that is deemed to be invested each Plan Year quarter at the prime rate on the last day of the immediately preceding Plan Year quarter plus one percent (1%). “Prime rate” means the prime rate published for such date in The Wall Street Journal.

Section 2.17. “Investment Account” means the subaccount described in Article 5, which is deemed invested in Investment Options other than Share Units. The remaining balance of a Participant’s Account may be referred to as the “Share Unit Account.”

Section 2.18. “Investment Options” mean the investment alternatives made available by the Administrator from time to time, which may include the Fixed Income Investment Option and the Share Unit Account, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account. Effective on and after May 4, 2026, only deferrals of Shares or Share-based awards may be allocated to the Share Unit Account.

Section 2.19. “Participant” means each executive officer of the Company elected by the Board and any other employee of the Company or any Affiliate who is selected for participation in the Plan by the Committee and who makes Deferrals hereunder. Notwithstanding the foregoing, the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder. In addition, “Participant” means each nonemployee member of the Board. An individual ceases to be a Participant when the Participant’s Account balance hereunder has been fully paid out or forfeited.

Section 2.20. “Plan Year” means the fiscal year of the Company. Effective January 1, 2022, the Plan Year is the calendar year. Prior to that date, the fiscal year of the Company began each October 1.

Section 2.21. “Retainer Fees” means those fees paid by the Company to nonemployee members of the Board for services rendered on the Board or any committee of the Board, including attendance fees and fees for serving as committee chair.

Section 2.22. “Separation from Service” means a Participant’s death, retirement, or other termination of employment from the Company and all Affiliates, or, for a nonemployee member of the Board, cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the relationship with the Company, in accordance with Treasury Regulation § 1.409A-1(h), which is incorporated herein by this reference. As set forth in greater detail in such regulations:

(a) If, at the time of the cessation of service, a nonemployee Board member anticipates a renewal of a significant contractual relationship with the Company or becoming an employee, then such cessation of service as a Board member does not constitute a good-faith and complete termination of the relationship with the Company.

(b) If an employee Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.

(c) If a Participant provides only insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service. For this purpose, a Participant is considered to be providing insignificant services if he or she provides services at an annual rate that is twenty percent (20%) or less of the services rendered by such individual, on average, during the immediately preceding thirty-six (36) months (or, if employed less than thirty-six (36) months, such lesser period of service or employment with the Company).

(d) If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have incurred a Separation from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding thirty-six (36) months of employment (or, if employed less than thirty-six (36) months, such lesser period of employment).

Section 2.23. “Share” means a share of the Common Stock of the Company.

Section 2.24. “Share Unit Account” means the subaccount described in Article 7, which is deemed invested in Shares. The remaining balance of a Participant’s Account may be referred to as the “Investment Account.”

Section 2.25. “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Article 7. Share Units that relate to cash deferrals made prior to May 4, 2026, shall be considered awards made under the equity incentive plan maintained by the Company as in effect at the time such Share Units were credited to the Participant’s Share Unit Account hereunder.

Section 2.26. “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:

(1) an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a) without regard to Section 152(b)(1), (b)(2), and (d)(1)(B));

(2) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or

(3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator in accordance with Treasury Regulation § 1.409A-3(i)(3).

Section 2.27. “Valuation Date” means the last day of each fiscal year quarter. The Administrator will determine the value of each Account not less frequently than quarterly.

Section 2.28. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.29. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION

Section 3.1. Effective Date. Each individual for whom an Account is maintained under the Plan as of December 31, 2004, shall continue in participation hereunder on January 1, 2005.

Section 3.2. New Participants. Each individual for whom an Account is established under the Plan on or after January 1, 2005, shall become a Participant as of the date he or she is authorized to make (or is deemed to make) a deferral election under Article 4.

ARTICLE 4.
DEFERRALS OF COMPENSATION

Section 4.1. Salary Deferrals.

(a) An employee Participant may elect, prior to the first day of a calendar year, in a timely manner and in accordance with the Administrator’s rules and procedures, to have deferred under this Plan all or part of the Participant’s base salary to be paid in the immediately following calendar year, subject to the applicable Deferral minimum described in Section 4.9. “All” salary for this purpose is limited to a reasonable percentage, as determined by the Administrator, allowing for sufficient currently payable salary to meet the Participant’s other payroll-related obligations, for example, for the payment of welfare benefit plan premiums, pretax contributions or salary reductions pursuant to plans sponsored or maintained by the Company, and payroll taxes. Ordinarily it is not expected that an election to defer “all” salary will exceed sixty-five percent (65%) of the amount of salary actually payable.

(b) A Salary Deferral election is effective for the calendar year for which it is initially made and for subsequent calendar years until such election is revoked or revised in writing by the Participant in a timely manner and in compliance with the Administrator’s rules and procedures for such elections. As of the first day of a calendar year for which a Salary Deferral election is effective, the Participant’s Salary Deferral election for such calendar year shall be irrevocable except as provided in Section 4.8. A Participant’s Salary Deferrals will be credited to the Participant’s Account at the time such salary would otherwise have been paid to the Participant.

(c) Any revocation or revision shall be effective as of the first day of the calendar year immediately following the calendar year in which such notice was provided to the Administrator and shall remain in effect until a further timely election or revision is filed with the Administrator.

(d) The Company shall credit additional deferred compensation to the Salary Deferral subaccount of an employee Participant who is making pretax contributions to the Company 401(k) plan under the following circumstances and in the following amount. The Company shall, not less frequently than annually, make a matching contribution, in the same relative amount that it would make to such Participant’s 401(k) plan account, with respect to the Participant’s Salary Deferrals to this Plan. It is intended that such amounts be credited at the time that the corresponding matching contributions are made by the Company to the 401(k) plan. For any 401(k) plan year, however, the Participant’s aggregate Company matching contribution to the 401(k) plan and to this Plan shall not exceed the rate of Company matching applicable under the 401(k) plan multiplied by the maximum allowable pretax contribution permitted for the 401(k) plan year by Code Section 402(g) (exclusive of catch-up contributions permitted by Code Section 414(v)).

Section 4.2. Retainer Fee Deferrals.

(a) A nonemployee member of the Board may elect, prior to the first day of a calendar year, in a timely manner and in accordance with the Administrator’s rules and procedures, to have deferred under this Plan all or part of the Participant’s Retainer Fees to be paid in the immediately following calendar year, subject to the applicable Deferral minimum described in Section 4.9. A Retainer Fee Deferral election is effective for the calendar year for which it is initially made and for subsequent calendar years until such election is revoked or revised in writing by the Participant in a timely manner and in compliance with the Administrator’s rules and procedures for such elections. As of the first day of a calendar year for which a Retainer Fee Deferral election is effective, the Participant’s Retainer Fee Deferral election for such calendar year shall be irrevocable except as provided in Section 4.8. A Participant’s Retainer Fee Deferrals will be credited to the Participant’s Account at the time such amounts would otherwise have been paid to the Participant.

(b) Any revocation or revision shall be effective as of the first day of the calendar year immediately following the calendar year in which such notice was provided to the Administrator and shall remain in effect until a further timely election or revision is filed with the Administrator.

Section 4.3. Annual Bonus Deferrals.

(a) Subject to the exception noted in subsection (b) below, an employee Participant may elect, prior to the first day of the fiscal year of the Company for which an annual bonus award is made, in a timely manner and in accordance with the Administrator’s rules and procedures, to have deferred under this Plan all or a part of such annual bonus award, subject to the applicable Deferral minimum described in Section 4.9. A Participant’s election to defer an annual bonus award shall be effective for the fiscal year award for which it is initially made and for awards made for subsequent fiscal years until such election is revoked or revised in writing by the Participant in a timely manner and in compliance with the Administrator’s rules and procedures for such elections. As of the first day of a fiscal year for which an Annual Bonus Deferral election is effective, the Participant’s Annual Bonus Deferral election for such fiscal year shall be irrevocable except as provided in subsection (b) and in Section 4.8. A Participant’s Annual Bonus Deferrals will be credited to the Participant’s Account at the time such amounts would otherwise have been paid to the Participant.

(b) Notwithstanding the election timing requirements of subsection (a), if an annual bonus award is based on services performed over a period of at least twelve (12) months and is performance-based compensation, pursuant to Code Section 409A(a)(4)(B)(iii) and the guidance applicable to that Code Section, a Participant may make an Annual Bonus Deferral election at any time during the period that ends six (6) months before the end of the service period on which such performance-based compensation is determined. Such election is subject to all of the other provisions of this Section except that it becomes irrevocable on the day following the end of the extended election period described in the preceding sentence, except as provided in Section 4.8.

(c) Any revocation or revision shall be effective as of the first day of the fiscal year immediately following the fiscal year in which such notice was provided to the Administrator and shall remain in effect until a further timely election or revision is filed with the Administrator.

Section 4.4. Long-Term Incentive Deferrals.

(a) An employee Participant may elect, in a timely manner and in accordance with the Administrator’s rules and procedures, to have deferred under this Plan all or a part of a long-term incentive award, subject to the applicable Deferral minimum described in Section 4.9. A Participant’s election to defer a long-term incentive award shall be effective for the fiscal year award for which it is initially made and for awards made for subsequent fiscal years until such election is revoked or revised in writing by the Participant in a timely manner and in compliance with the Administrator’s rules and procedures for such elections. As of the first day of a fiscal year for which a Long-Term Incentive Deferral election is effective, the Participant’s Long-Term Incentive Deferral election for such fiscal year shall be irrevocable except as provided in Section 4.8.

(b) A Participant’s Long-Term Incentive Deferrals will be credited to the Participant’s Account at the time such amounts are awarded subject to deferral election. Any Share-based Long-Term Incentive Deferrals will be automatically credited as an equal number of Share Units to the Participant’s Share Unit Account. Any Long-Term Incentive Deferrals shall be subject to the same risk of forfeiture as provided in the grant of the award subject to the Deferral election.

(c) Any revocation or revision shall then be effective as of the first day of the fiscal year immediately following the fiscal year in which such notice was provided to the Administrator and shall remain in effect until a further timely election or revision is filed with the Administrator.

Section 4.5. Nonemployee Director Long-Term Incentive Deferral.

(a) A nonemployee member of the Board may elect, in a timely manner and in accordance with the Administrator’s rules and procedures, to defer receipt of all or any portion of a long-term incentive award, subject to the applicable Deferral minimum described in Section 4.9. A Participant’s election to defer receipt of a long-term incentive award shall be effective for the award to which the election initially relates and to all subsequent long-term incentive awards until such election is revoked or revised in writing by the Participant in a timely manner and in compliance with the Administrator’s rules and procedures for such elections.

(b) A Participant’s Nonemployee Director Long-Term Incentive Deferrals will be automatically credited as an equal number of Share Units to the Participant’s Share Unit Account under the Plan. The portion of the Participant’s Share Unit Account attributable to Nonemployee Director Long-Term Incentive Deferrals shall be subject to the same risk of forfeiture as the long-term incentive awards to which such Deferral election relates.

(c) A Participant may revoke or revise a Nonemployee Director Long-Term Incentive Deferral election by providing written notice to the Administrator, on such form or in such format as the Administrator may require for this purpose. Such revocation or revision shall then be effective as to any subsequent such award, provided the notice was provided to the Administrator on or before (i) the calendar year in which such subsequent award is granted, or (ii) if the award is subject to a risk of forfeiture for at least another twelve (12) months after such revocation or revision, the thirtieth (30th) day after the date of the grant of such award, and shall remain in effect until a further timely election or revision is filed with the Administrator.

Section 4.6. Special Election Rules for New Participants. Notwithstanding the deferral election timing rules set out in Sections 4.1 through 4.5, above, if the Plan becomes initially effective for an eligible person, including newly-elected Board members, or if an employee is initially selected to be eligible to become a Participant as of a date that is not the first day of a calendar year, then such person may make deferral elections under the initial eligibility deferral election rule described in Treasury Regulation § 1.409A-2(a)(6). Pursuant to such initial eligibility deferral election rules, such person is generally required to make and deliver his or her deferral elections for the balance of the year or other applicable period not later than thirty (30) days after the date the Plan becomes effective as to such person. The election may only apply to compensation such person earns for services performed subsequent to the date such person delivers the election to the Administrator.

Section 4.7. Deferral of Dividend Awards. A Participant shall be deemed to have elected to have all dividend awards or other distributions paid with respect to Share Units (as described in Section 7.1) credited to the Participant’s Share Unit Account. The portion of the Participant’s Share Unit Account attributable to such amounts shall be subject to the same risk of forfeiture as the restricted shares to which such amounts relate.

Section 4.8. Cancellation of Deferral Elections. If a Participant receives a distribution due to an Unforeseeable Emergency and requests cancellation of his or her deferral elections under Section 4.1, 4.2, 4.3, 4.4, or 4.5, or if the Administrator determines that such deferral elections must be cancelled in order for the Participant to receive a distribution due to an Unforeseeable Emergency, then the Participant’s deferral election(s) shall be cancelled. Likewise, if required for the Participant to receive a hardship distribution under any 401(k) plan maintained by the Company or an Affiliate, the Participant’s deferral election(s) shall be cancelled. A Participant whose deferral election(s) are cancelled pursuant to this Section 4.8 may make a new deferral election under Sections 4.1, 4.2, 4.3, 4.4, or 4.5, with respect to future salary, Retainer Fees, annual bonus awards, long-term incentive awards or nonemployee director long-term incentive awards, as applicable, unless otherwise prohibited by the Administrator.

Section 4.9. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. A Participant’s Salary Deferral election for a year shall reasonably be expected to equal or exceed ten percent (10%) of the applicable salary. A Participant’s other Deferral elections shall reasonably be expected to equal or exceed twenty-five percent (25%) of the applicable Retainer Fee, Annual Bonus, Long-Term Incentive, or Nonemployee Director Long-Term Incentive award.

ARTICLE 5.
HYPOTHETICAL INVESTMENT OPTIONS

Section 5.1. Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options either selected by the Participant or required to be used by Sections 4.4 or 4.5; provided that, commencing May 4, 2026, the Share Unit Account will no longer be an available Investment Option for cash deferrals allocated to the Plan on or after that date. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of ten percent (10%), unless other incremental amounts are established by Administrator rules. A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in permitted increments; provided that Share-based Long-Term Incentive Deferrals and Nonemployee Director Long-Term Incentive Deferrals are not eligible for re-allocation out of the Share Unit Account, and commencing May 4, 2026, amounts in an Investment Account may not be reallocated into the Share Unit Account. Participants will be allowed to change investment elections in the manner and frequency determined by the Administrator, which shall be no less frequently than once each calendar year quarter. In the absence of an effective election, the Participant’s Account (to the extent the Plan does not require Deferrals to be allocated to the Share Unit Account) shall be deemed invested in the default investment alternative specified by the Administrator, which may be the Fixed Income Investment Option. As of each Valuation Date, the Administrator (or its designee) shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each Participant’s Account.

Section 5.2. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.2, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.2 to Participants who are not subject to Section 16 of the Exchange Act.

Section 5.3. Accounts Are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits. In any event, the Company or an Affiliate may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in Shares, life insurance or any other investment deemed appropriate. Any such assets, including Shares, shall be and remain the sole property of the Company or Affiliate that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE 6.
DISTRIBUTION OF ACCOUNTS

Section 6.1. Election of Form of Distribution.

(a) The two forms of distribution which may be elected under the Plan are a single lump sum payment or annual installments over from two (2) to ten (10) years. A combination of lump sum and annual installments is also permitted. In the absence of an applicable distribution election, distribution shall be made in a lump sum.

(b) At the time a Participant makes his or her initial Salary Deferral, Retainer Fee Deferral, Annual Bonus Deferral, or Long-Term Incentive Deferral (cash awards only) election, the Participant may elect the form of distribution that shall apply to the portion of the Participant’s Account that is attributable to his or her Salary Deferrals, Retainer Fee Deferrals, Annual Bonus Deferrals, and Long-Term Incentive Deferrals (cash awards only) under the Plan. The election of a form of distribution as to such sources of Deferrals may not subsequently be changed or revoked after the Participant’s initial Deferral election referred to above in this subsection has become irrevocable (other than for the exception in Section 4.8).

(c) At the time a Participant makes his or her initial Long-Term Incentive Deferral (Share-based awards only) or Nonemployee Director Long-Term Incentive Deferral election, the Participant may elect the form of distribution that shall apply to the portion of the Participant’s Account that is attributable to his or her Long-Term Incentive Deferrals (Share-based awards only) or Nonemployee Director Long-Term Incentive Deferrals under the Plan. The election of a form of distribution as to such sources of Deferrals may not subsequently be changed or revoked after the Participant’s initial Deferral election referred to above in this subsection (c) has become irrevocable (other than for the exception in Section 4.8).

(d) If a Participant has both Long-Term Incentive Deferrals (Share-based awards only) and Nonemployee Director Long-Term Incentive Deferrals, separate elections of a form of distribution shall be made for the portions of the Participant’s Account attributable to each type of Deferral.

Section 6.2. Distribution of Cash or Shares. Subject to Article 8, all distributions to Participants from Share Unit Accounts shall be made in Shares (with such Shares issued under the applicable equity incentive plan of the Company as described in Section 2.25), except that cash may be distributed in lieu of fractional shares of Company stock, at the sole discretion of the Administrator. All distributions to Participants from Investment Accounts shall be in cash. All distributions from any source paid to a Beneficiary or alternate payee under a qualified domestic relations order may be paid in cash at the sole discretion of the Administrator. Any Share Unit Accounts maintained for a Beneficiary shall be deemed to be invested in the default investment alternative specified by the Administrator, which may be the Fixed Income Investment Option, effective on the Valuation Date coincident with or immediately following the date of death. The Participant’s Account shall be distributed based on the Participant’s elections of the form of distribution.

Section 6.3. Time of Distribution.

(a) Separation from Service. Upon a Participant’s Separation from Service for any reason, the amount accumulated in the Participant’s Account shall be distributed, or commence to be distributed, to the Participant, or his Beneficiary in the event of the Participant’s death as described in subsection (b) or (c), below.

(b) Lump Sum. Lump sum distributions will be made in January of the year following the year in which the Participant’s Separation from Service occurs to those Participants whose Separation from Service occurs during the period January 1 through June 30. Lump sum distributions will be made in July of the year following the year in which the Participant’s Separation from Service occurs to those Participants whose Separation from Service occurs during the period July 1 through December 31. The lump sum distribution shall be in an amount equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

(c) Installments. If distribution is to be made in annual installments, the first annual payment shall be made, for those Participants whose Separation from Service occurs during the period January 1 through June 30, in January of the year following the year in which the Participant’s Separation from Service occurs. For those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, the first annual installment shall be made in July of the year following the year in which such Participant’s Separation from Service occurs. All subsequent installments shall be made in January of each year. The amount of each annual installment is determined by multiplying the balance of the Participant’s Account subject to installment payments as of the Valuation Date immediately preceding the distribution date by a fraction, the numerator of which is one (1) and the denominator of which is the number of installments remaining, including the current installment. Notwithstanding the foregoing provisions of this subsection, if the balance of a Participant’s Account at any time is less than fifty thousand dollars ($50,000) during the installment payout period, the remaining balance shall be paid in the form of a lump sum when the next installment payment is otherwise due to be paid.

(d) Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under subsection (b) or (c) in the following circumstances:

(1) If the distribution would have jeopardized the ability of the Company to continue as a going concern, the distribution may be delayed until no later than the first taxable year of the Company in which the making of the payment would not have such effect.

(2) If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

(e) Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in the preceding subsections as follows:

(1) If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2) If an amount deferred under this Plan is required to be distributed under a domestic relations order under Code Section 414(p)(1)(B), it may be distributed prior to the date specified in (a) above.

Section 6.4. Distribution of Remaining Account Following Participant’s Death.

(a) Distribution upon Death. In the event of the Participant’s death before payments have commenced from the Participant’s Account, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in the manner of distribution elected by the Participant, or if none, in a lump sum distribution. In the event of the Participant’s death, after installment payments have commenced but prior to receiving all payments due hereunder, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary after the Participant’s death at the same rate as payment was being made at the time of the Participant’s death, until the Account is fully paid out.

(b) Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change the Participant’s beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Company (or its delegatee) while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Beneficiary’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates the Participant’s spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.

Section 6.5. Distribution in Event of Unforeseeable Emergency. If requested by a Participant while in the employ of the Company or an Affiliate, and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s Account (other than any non-vested portion) may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Plan.

Section 6.6. Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.

Section 6.7. Offset. The Company or Affiliate shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS

Section 7.1. Valuation of Share Unit Account. Prior to May 4, 2026, when any cash deferrals in any amount were allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such dollar amount was converted to whole and fractional Share Units, with fractional units calculated to two (2) decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. Share or Share-based equity award deferrals are allocated to the Share Unit Account as described in Sections 4.4 and 4.5. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to the Participant’s Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to the Participant’s Share Unit Account on the dividend record date. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the dividend record date. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the provisions of the relevant equity incentive plan of the Company that govern the Share Units shall apply to such Share Units.

Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts.

ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE IN CONTROL OF THE COMPANY

Section 8.1. Acceleration of Payment of Accounts. Notwithstanding any other provision of this Plan, within ten (10) days after a Change in Control (as defined in Section 8.2), each Participant, including Participants receiving installment payments under the Plan, shall be distributed a lump sum payment in cash of all nonforfeitable amounts accumulated in such Participant’s Account. Such payment shall be made as soon as practicable following the Change in Control.

In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a Share on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change in Control of the Company and (b) if the Change in Control of the Company is the result of a transaction or series of transactions, the highest price per Share of the Company paid in such transaction or series of transactions.

The provisions of this Section 8.1, as applicable to Share Units, shall supersede any contrary provision in any equity incentive plan of the Company.

Section 8.2. Definition of a Change in Control. A Change in Control means a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Code Section 409A and Treasury Regulation § 1.409A-3(a)(5), which is incorporated herein by this reference.

Section 8.3. Maximum Payment Limitation.

(a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

(b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

Section 8.4. Cessation of All Deferrals. All deferrals under the Plan shall cease upon the occurrence of a Change in Control. Amounts that would otherwise be deferred will, instead, be paid to Participants in accordance with their terms.

ARTICLE 9.
GENERAL PROVISIONS

Section 9.1. Administration.

(a) General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “nonemployee directors,” then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegatee. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegatee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegatee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.

(b) Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegatee.

(c) Decisions Binding. The Committee’s and Administrator’s determination shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

(d) Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

(e) Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.

Section 9.2. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment unless such payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

Section 9.3. Claims Procedures.

(a) Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that the claimant is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee. The Committee shall review the claim within ninety (90) days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) Request for Appeal. The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within sixty (60) days after claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

Section 9.4. Participant Rights Unsecured.

(a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to the Participant’s Account or any other specific assets of the Company or an Affiliate. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as otherwise required by law. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his guardian or legal representative.

(b) Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangement to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary, or any other person.

Section 9.5. Amendment or Termination of Plan.

(a) Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

(b) Termination. The Board may terminate the Plan in accordance with Treasury Regulations § 1.409A-3(i). Upon termination of the Plan, any deferral elections then in effect shall be cancelled, as provided in such rules.

Section 9.6. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and participating subsidiaries.

Section 9.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 9.8. Governing Law; Limitation on Actions; Dispute Resolution.

(a) Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

(b) Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 9.3 are exhausted and only within the period ending on the earlier of (1) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 9.3(b), or (2) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of subsection (c).

(c) Arbitration.

(1) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Oshkosh Corporation
2307 Oregon Street
P.O. Box 2566
Oshkosh, WI 54903-2566

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(3) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable complaint resolution procedure has been completed.

(4) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(5) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(6) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(7) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

OSHKOSH CORPORATION

By:

Its:

Date:

Appendix 1

Regulations Incorporated by Reference

Treasury Regulation § 1.409A-1(h)

(h) Separation from service—

(1) Employees—In general. An employee separates from service with the employer if the employee dies, retires, or otherwise has a termination of employment with the employer. However, for purposes of this paragraph (h)(1), the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. For purposes of this paragraph (h)(1), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(ii) Termination of employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the service recipient for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee’s replacement caused the employee to return to employment. Although the employee’s return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the service recipient reasonably anticipated that the employee would not provide services in the future. Notwithstanding the foregoing provisions of this paragraph (h)(1)(ii), a plan may treat another level of reasonably anticipated permanent reduction in the level of bona fide services as a separation from service, provided that the level of reduction required must be designated in writing as a specific percentage, and the reasonably anticipated reduced level of bona fide services must be greater than 20 percent but less than 50 percent of the average level of bona fide services provided in the immediately preceding 36 months. The plan must specify the definition of separation from service on or before the date on which a separation from service is designated as a time of payment of the applicable amount deferred, and once designated, any change to the definition of separation from service with respect to such amount deferred will be subject to the rules regarding subsequent deferrals and the acceleration of payments. For purposes of this paragraph (h)(1)(ii), for periods during which an employee is on a paid bona fide leave of absence (as defined in paragraph (h)(1)(i) of this section) and has not otherwise terminated employment pursuant to paragraph (h)(1)(i) of this section, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence (as defined in paragraph (h)(1)(i) of this section) and has not otherwise terminated employment pursuant to paragraph (h)(1)(i) of this section, are disregarded for purposes of this paragraph (h)(1)(ii) (including for purposes of determining the applicable 36-month (or shorter) period).

(2) Independent contractors—

(i) In general. An independent contractor is considered to have a separation from service with the service recipient upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the service recipient if the expiration constitutes a good-faith and complete termination of the contractual relationship. An expiration does not constitute a good faith and complete termination of the contractual relationship if the service recipient anticipates a renewal of a contractual relationship or the independent contractor becoming an employee. For this purpose, a service recipient is considered to anticipate the renewal of the contractual relationship with an independent contractor if it intends to contract again for the services provided under the expired contract, and neither the service recipient nor the independent contractor has eliminated the independent contractor as a possible provider of services under any such new contract. Further, a service recipient is considered to intend to contract again for the services provided under an expired contract if the service recipient’s doing so is conditioned only upon incurring a need for the services, the availability of funds, or both.

(ii) Special rule. Notwithstanding paragraph (h)(2)(i) of this section, a plan is considered to satisfy the requirement described in §1.409A-3(a)(1) with respect to an amount payable upon a separation from service if, with respect to amounts payable to a service provider who is an independent contractor, the plan provides that--

(A) No amount will be paid to the service provider before a date at least 12 months after the day on which the contract expires under which the service provider performs services for the service recipient (or, in the case of more than one contract, all such contracts expire); and

(B) No amount payable to the service provider on that date will be paid to the service provider if, after the expiration of the contract (or contracts) and before that date, the service provider performs services for the service recipient as an independent contractor or an employee.

(3) Definition of service recipient and employer. For purposes of this paragraph (h), the term service recipient or employer means the service recipient as defined in paragraph (g) of this section, provided that in applying section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in section 1563(a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in §1.414(c)-2. A plan may provide with respect to a deferral of compensation under the plan that in applying sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under section 414(b), another defined percentage greater than 50 percent, but not greater than 80 percent, is used instead of “at least 80 percent” at each place it appears in sections 1563(a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c), another defined percentage greater than 50 percent, but not greater than 80 percent, is used instead of “at least 80 percent” at each place it appears in §1.414(c)-2. In addition, where the use of such definition of service recipient for purposes of determining a separation from service is based upon legitimate business criteria, the plan may provide that for purposes of a deferral of compensation under the plan that in applying sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under section 414(b), the language “at least 20 percent” or another defined percentage not less than 20 percent but not greater than 50 percent is used instead of “at least 80 percent” at each place it appears in sections 1563(a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c), the language “at least 20 percent” or another defined percentage not less than 20 percent but not greater than 50 percent is used instead of “at least 80 percent” at each place it appears in §1.414(c)-2. Where a definition of service recipient or employer other than the definition provided in the first sentence of this paragraph (h)(3) (the 50 percent standard) is used, the plan must designate in writing the alternate definition no later than the last date at which the time and form of payment of the applicable amount deferred must be elected in accordance with §1.409A-2(a), and any change in the definition for such amounts deferred will constitute a change in the time and form of payment subject to the rules governing subsequent deferral elections under §1.409A-2(b) and the acceleration of payments under §1.409A-3(j).

(4) Asset purchase transactions. Where as part of a sale or other disposition of assets by one service recipient (seller) to an unrelated service recipient (buyer), a service provider of the seller would otherwise experience a separation from service with the seller, the seller and the buyer may retain the discretion to specify, and may specify, whether a service provider providing services to the seller immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a separation from service for purposes of this paragraph (h), provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the seller immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the seller) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (h)(4), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business. For purposes of this paragraph (h)(4), whether a service recipient is related to another service recipient is determined under the rules provided in paragraph (f)(2)(ii) of this section.

(5) Dual status. If a service provider provides services both as an employee of a service recipient and as an independent contractor of a service recipient, the service provider must separate from service both as an employee and as an independent contractor to be treated as having separated from service. If a service provider ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the service provider will not be considered to have a separation from service until the service provider has ceased providing services in both capacities. Notwithstanding the foregoing, if a service provider provides services both as an employee of a service recipient and a member of the board of directors of a corporate service recipient (or an analogous position with respect to a non-corporate service recipient), the services provided as a director are not taken into account in determining whether the service provider has a separation from service as an employee for purposes of a nonqualified deferred compensation plan in which the service provider participates as an employee that is not aggregated with any plan in which the service provider participates as a director under paragraph (c)(2)(ii) of this section. In addition, if a service provider provides services both as an employee of a service recipient and a member of the board of directors of a corporate service recipient (or an analogous position with respect to a non-corporate service recipient), the services provided as an employee are not taken into account in determining whether the service provider has a separation from service as a director for purposes of a nonqualified deferred compensation plan in which the service provider participates as a director that is not aggregated with any plan in which the service provider participates as an employee under paragraph (c)(2)(ii) of this section.

(6) Collectively bargained plans covering multiple employers. Notwithstanding the foregoing provisions of this paragraph (h), to the extent a plan is established pursuant to a bona fide collective bargaining agreement covering services performed by employees for multiple employers, such plan may define a separation from service in a reasonable manner that treats the employee as not having separated from service during periods in which the employee is not providing services but is available to perform services covered by the collective bargaining agreement for one or more employers, provided that the definition also provides that the employee must be deemed to have separated from service at a specified date not later than the end of any period of at least 12 consecutive months during which the employee has not provided any services covered by the collective bargaining agreement to any participating employer. This paragraph (h)(6) applies only if the definition of separation from service provided by the collective bargaining agreement was the subject of arm’s length negotiations between employee representatives and two or more employers, the agreement between employee representatives and such employers satisfies section 7701(a)(46), and the circumstances surrounding the agreement evidence good faith bargaining between adverse parties over such definition.

Treasury Regulation § 1.409A-3(a)(5)

(5) Change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation—

(i) In general. Pursuant to section 409A(a)(2)(A)(v), a plan may permit a payment upon the occurrence of a change in the ownership of the corporation (as defined in paragraph (i)(5)(v) of this section), a change in effective control of the corporation (as defined in paragraph (i)(5)(vi) of this section), or a change in the ownership of a substantial portion of the assets of the corporation (as defined in paragraph (i)(5)(vii) of this section) (collectively referred to as a change in control event). To qualify as a change in control event, the occurrence of the event must be objectively determinable and any requirement that any other person or group, such as a plan administrator or compensation committee, certify the occurrence of a change in control event must be strictly ministerial and not involve any discretionary authority. The plan may provide for a payment on a particular type or types of change in control events, and need not provide for a payment on all such events, provided that each event upon which a payment is provided qualifies as a change in control event. For rules regarding the ability of the service recipient to terminate the plan and pay amounts of deferred compensation upon a change in control event, see paragraph (j)(4)(ix)(B) of this section.

(ii) Identification of relevant corporation—(A) In general. To constitute a change in control event with respect to the service provider, the change in control event must relate to--

(1) The corporation for whom the service provider is performing services at the time of the change in control event;

(2) The corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the service provider for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(3) A corporation that is a majority shareholder of a corporation identified in paragraph (i)(5)(ii)(A)(1) or (2) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i)(5)(ii)(A)(1) or (2) of this section.

(B) Majority shareholder. For purposes of this paragraph (i)(5)(ii), a majority shareholder is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.

(C) Example. The following example illustrates the rules of this paragraph (i)(5)(ii):

Example. Corporation A is a majority shareholder of Corporation B, which is a majority shareholder of Corporation C. A change in ownership of Corporation B constitutes a change in control event to service providers performing services for Corporation B or Corporation C, and to service providers for which Corporation B or Corporation C is solely liable for payments under the plan (for example, former employees), but is not a change in control event as to Corporation A or any other corporation of which Corporation A is a majority shareholder unless the sale constitutes a change in the ownership of a substantial portion of Corporation A’s assets (see paragraph (i)(5)(vii) of this section).

(iii) Attribution of stock ownership. For purposes of paragraph (i)(5) of this section, section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(iv) Special rules for certain delayed payments pursuant to a change in control event—(A) Certain transaction-based compensation. Payments of compensation related to a change in control event described in paragraph (i)(5)(v) of this section (change in the ownership of a corporation) or paragraph (i)(5)(vii) of this section (change in the ownership of a substantial portion of a corporation’s assets), that occur because a service recipient purchases its stock held by the service provider or because the service recipient or a third party purchases a stock right held by a service provider, or that are calculated by reference to the value of stock of the service recipient (collectively, transaction-based compensation), may be treated as paid at a designated date or pursuant to a payment schedule that complies with the requirements of section 409A if the transaction-based compensation is paid on the same schedule and under the same terms and conditions as apply to payments to shareholders generally with respect to stock of the service recipient pursuant to a change in control event described in paragraph (i)(5)(v) of this section (change in the ownership of a corporation) or as apply to payments to the service recipient pursuant to a change in control event described in paragraph (i)(5)(vii) of this section (change in the ownership of a substantial portion of a corporation’s assets), and to the extent that the transaction-based compensation is paid not later than five years after the change in control event, the payment of such compensation will not violate the initial or subsequent deferral election rules set out in §1.409A-2(a) and (b) solely as a result of such transaction-based compensation being paid pursuant to such schedule and terms and conditions. If before and in connection with a change in control event described in paragraph (i)(5)(v) or (i)(5)(vii) of this section, transaction-based compensation that would otherwise be payable as a result of such event is made subject to a condition on payment that constitutes a substantial risk of forfeiture (as defined in §1.409A-1(d), without regard to the provisions of that section under which additions or extensions of forfeiture conditions are disregarded) and the transaction-based compensation is payable under the same terms and conditions as apply to payments made to shareholders generally with respect to stock of the service recipient pursuant to a change in control event described in paragraph (i)(5)(v) of this section or to payments to the service recipient pursuant to a change in control event described in paragraph (i)(5)(vii) of this section, for purposes of determining whether such transaction-based compensation is a short-term deferral the requirements of §1.409A-1(b)(4) are applied as if the legally binding right to such transaction-based compensation arose on the date that it became subject to such substantial risk of forfeiture.

(B) Certain nonvested compensation. Notwithstanding the provisions of §1.409A-1(d) (definition of a substantial risk of forfeiture) that disregard the extension or modification of a condition for purposes of determining whether a condition on payment constitutes a substantial risk of forfeiture, a condition that is a substantial risk of forfeiture that otherwise would lapse as a result of a change in control event described in paragraph (i)(5)(v) or (i)(5)(vii) of this section may be extended or modified before and in connection with such event to provide for a condition on payment that will not lapse as a result of such change in control event, and such extended or modified condition will be treated as continuing to subject the amount to a substantial risk of forfeiture, provided that the transaction constituting the change in control event is a bona fide arm’s length transaction between the service recipient or its shareholders and one or more parties who are unrelated to the service recipient and service provider (applying the rules of §1.409A-1(f)(2)(ii)) and the modified or extended condition to which the payment is subject would otherwise be treated as a substantial risk of forfeiture under §1.409A-1(d) (without regard to the provisions disregarding additions or extensions of forfeiture conditions). In such a case, the continued application of a fixed schedule of payments based upon the lapse of the substantial risk of forfeiture, so that payments commence upon the lapse of the modified or extended condition on payment, will not be treated as a change in the fixed schedule of payments for purposes of §1.409A-2(b) (subsequent deferral elections) or paragraph (j) of this section (prohibition on the acceleration of payments).

(v) Change in the ownership of a corporation—(A) In general. Except as provided in paragraph (i)(5)(vi)(C) of this section, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of this section), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. A nonqualified deferred compensation plan may provide that amounts payable upon a change in the ownership of a corporation will be paid only if the conditions in the preceding sentence are satisfied but substituting a percentage specified in the plan that is higher than 50 percent for the words “50 percent” in the preceding sentence, but only if the provision is set forth in the plan no later than the date by which the time and form of payment must be established under §1.409A-2.

However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation (or such higher percentage specified in accordance with the preceding sentence), the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (i)(5)(vi) of this section)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction (see paragraph (i)(5)(vii) of this section for rules regarding the transfer of assets of a corporation). See §1.280G-1, Q&A-27(d), Example 1, Example 2, Example 5, and Example 6.

(B) Persons acting as a group. For purposes of paragraph (i)(5)(v)(A) of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See §1.280G-1, Q&A-27(d), Example 3 and Example 4.

(vi) Change in the effective control of a corporation—(A) In general. Notwithstanding that a corporation has not undergone a change in ownership under paragraph (i)(5)(v) of this section, a change in the effective control of the corporation occurs only on either of the following dates:

(1) The date any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation. A nonqualified deferred compensation plan may provide that amounts payable upon an effective change in control of a corporation will be paid only if the conditions in the preceding sentence are satisfied but substituting a percentage specified in the plan that is higher than 30 percent for the word “30 percent” in the preceding sentence, but only if the percentage is set forth in the plan no later than the date by which the time and form of payment must be established under §1.409A-2).

(2) The date a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, provided that for purposes of this paragraph (i)(5)(vi)(A) the term corporation refers solely to the relevant corporation identified in paragraph (i)(5)(ii) of this section for which no other corporation is a majority shareholder for purposes of that paragraph. For example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph (i)(5)(vi)(A)(2) would refer solely to Corporation A. A nonqualified deferred compensation plan may provide that amounts payable upon a change in the effective control of a corporation will be paid only if the conditions in the first sentence of this paragraph are satisfied substituting a portion of the members of the corporation’s board of directors that is higher than the words “a majority of the members of the corporation’s board of directors” in the first sentence of this paragraph, but only if the higher portion is set forth in the plan no later than the date by which the time and form of payment must be established under §1.409A-2(a)).

(B) Multiple change in control events. A change in effective control may occur in a transaction in which one of the two corporations involved in the transaction has a change in control event under paragraph (i)(5)(v) or (i)(5)(vii) of this section. Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its assets under paragraph (i)(5)(vii) of this section and O has a change in effective control under this paragraph (i)(5)(vi).

(C) Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (i)(5)(vi)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (i)(5)(v) of this section).

(D) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See §1.280G-1, Q&A-27(d), Example 4.

(vii) Change in the ownership of a substantial portion of a corporation’s assets—(A) In general. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions (or such higher amount specified by the plan no later than the date by which the time and form of payment must be established under §1.409A-2). For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B) Transfers to a related person—(1) There is no change in control event under this paragraph (i)(5)(vii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (i)(5)(vii)(B). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to--

(i) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (i)(5)(vii)(B)(1)(iii) of this section.

(2) For purposes of this paragraph (i)(5)(vii)(B) and except as otherwise provided in this paragraph (i), a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but that is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(C) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See §1.280G-1, Q&A-27(d), Example 4.

(6) Certain back-to-back arrangements—

(i) In general. This paragraph (i)(6) applies where a service provider is providing services to a service recipient (the intermediate service recipient), who in turn is providing services to another service recipient (the ultimate service recipient), the services provided by the service provider to the intermediate service recipient are closely related to the services provided by the intermediate service recipient to the ultimate service recipient, there is a nonqualified deferred compensation plan providing for payments by the ultimate service recipient to the intermediate service recipient (the ultimate service recipient plan), there is a nonqualified deferred compensation plan or other agreement, method, program, or other arrangement providing for payments of compensation by the intermediate service recipient to the service provider (the intermediate service recipient plan), and the intermediate service recipient plan provides for a payment upon the occurrence of an event described in paragraph (a)(1), (2), (3), (5), or (6) of this section. In such a case, notwithstanding the generally applicable limits on payments in paragraph (a) of this section, the ultimate service recipient plan may provide for a payment to the intermediate service recipient upon the occurrence of a payment event under the intermediate service recipient plan described in paragraph (a)(1), (2), (3), (5), or (6) of this section if the time and form of payment is defined as the same time and form of payment provided under the intermediate service recipient plan, the amount of the payment under the ultimate service recipient plan does not exceed the amount of the payment under the intermediate service recipient plan, and the ultimate service recipient plan and the intermediate service recipient plan otherwise satisfy the requirements of section 409A (regardless of whether such plan is subject to section 409A).

Treasury Regulation § 1.409A-3(i)

(ix) Plan terminations and liquidations. A plan may provide for the acceleration of the time and form of a payment, or a payment under such plan may be made, where the acceleration of the payment is made pursuant to a termination and liquidation of the plan in accordance with one of the following:

(A) The service recipient’s termination and liquidation of the plan within 12 months of a corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received).

(1) The calendar year in which the plan termination and liquidation occurs.

(2) The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(3) The first calendar year in which the payment is administratively practicable.

(B) The service recipient’s termination and liquidation of the plan pursuant to irrevocable action taken by the service recipient within the 30 days preceding or the 12 months following a change in control event (as defined in paragraph (i)(5) of this section), provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph (j)(4)(ix)(B), the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(C) The service recipient’s termination and liquidation of the plan, provided that--

(1) The termination and liquidation does not occur proximate to a downturn in the financial health of the service recipient;

(2) The service recipient terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under §1.409A-1(c) if the same service provider had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(3) No payments in liquidation of the plan are made within 12 months of the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the plan if the action to terminate and liquidate the plan had not occurred;

(4) All payments are made within 24 months of the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan; and

(5) The service recipient does not adopt a new plan that would be aggregated with any terminated and liquidated plan under §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the plan.

(D) Such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin (see §601.601(d)(2) of this chapter).